Exhibit 99.1

For Information
Brent A. Collins
303-861-8140

FOR IMMEDIATE RELEASE

ST. MARY ANNOUNCES REGIONAL EXECUTIVE APPOINTMENTS,

PROVIDES OPERATIONS & GUIDANCE UPDATE, AND ANNOUNCES QUARTERLY EARNINGS CALL

DENVER, July 16, 2007 – St. Mary Land & Exploration Company (NYSE: SM) today announces the appointment of Stephen Pugh as Senior Vice President of St. Mary and Regional Manager of the ArkLaTex region. Mr. Pugh will succeed David Hart, who is retiring from the Company. Additionally, the Company announces Greg Leyendecker has been appointed Vice President of St. Mary and Regional Manager of the Gulf Coast region. The Company is providing an update of its guidance for the second quarter and full year of 2007. St. Mary also announces that its second quarter 2007 earnings conference call has been set for August 3, 2007.

Tony Best, President and CEO, commented, “I am pleased Steve Pugh is joining the St. Mary team. He is an executive of tremendous accomplishment, and he brings a wide range of skills and experiences that will benefit not just the ArkLaTex region but also the Company as a whole. Greg Leyendecker has done a great job managing the Gulf Coast region on an interim basis, and I am confident that he is the right individual to take our Gulf Coast region to the next level of performance. Everyone at St. Mary wishes David Hart the best as he leaves the Company after 15 years of dedicated service.”

OPERATIONS UPDATE

In the second quarter of 2007, St. Mary participated in the drilling of 106 conventional wells, of which 101 were successfully completed (95% success rate). Additionally, the Company recompleted 17 wells, with 15 of those being successful (88% success rate). As of the end of the quarter, St. Mary was completing 72, recompleting 14, and drilling 35 conventional wells. In the Hanging Woman Basin coalbed methane program, unusually high amounts of rainfall during the quarter severely restricted the ability to move rigs and equipment for much of the period. The Company drilled or participated in 30 wells and 49 wells were put on production during the quarter. The Company’s exploration and production capital expenditures budget of $721 million remains unchanged and it continues to expect to meet its previously issued annual production forecast of 104 to 106 BCFE.

MID-CONTINENT REGION

In the Mid-Continent region there were 23 successful completions out of 24 attempts (96% success rate). At quarter end, the Company was participating in 18 completions, four recompletions, and 10 drilling operations. The Company currently is operating seven drilling rigs in the region.

In the Arkoma program in eastern Oklahoma, St. Mary has four horizontal wells targeting the Woodford shale at various stages of completion. The Company currently is operating two rigs in the play.

In the Mayfield development area, the Company is operating two drilling rigs at this time. Six wells were successfully completed during the second quarter. Notable wells completed in the second quarter were the Pam 1-27 (SM 60% WI), the Sonny 2-17 (SM 51% WI), and the Opal Reed 1-18 (SM 49% WI), which had initial ten day average rates of 5,000 MCFED, 4,350 MCFED, and 2,650 MCFED, respectively. Within the Mayfield development area, the Company is currently focusing efforts in the Granite Wash formation.

The Company continues to benefit from solid Yegua formation production at Constitution Field. At the end of June 2007, the Paggi Broussard #1, Paggi Broussard #2, and the most recently completed Loretta B. Casey #1 (all SM 40% WI) were producing 39,300 MCFED, 27,400 MCFED, and 20,200 MCFED, respectively.

ROCKIES REGION

During the second quarter there were 25 successful completions out of 27 attempts (93% success rate) in the Rockies region, exclusive of coalbed methane wells. At quarter end, St. Mary was in the process of completing 22 wells and participating in 8 drilling operations. The Company currently has three operated rigs dedicated to its conventional drilling program.

In the North Rockies, the Company completed the Dynneson 2-31H (SM 98% WI) in the Bakken formation during the quarter. The well had an initial ten day average rate of 330 BOED. St. Mary continues to evaluate infill and re-entry candidates targeting the Bakken in Montana, but has limited plans to pursue the Bakken in North Dakota at the current time.

At the Hanging Woman Basin coalbed methane program in the northern Powder River Basin, 360 wells were producing at the end of the second quarter compared to 311 at the end of the first quarter. Production at the end of June 2007 was approximately 13,300 MCFED gross and 8,000 MCFED net. The decrease in the production rate from the prior quarter is due to high summer temperatures impacting the compression facilities in the River project area. As mentioned earlier, the Hanging Woman program area experienced an unusually high amount of rainfall during the quarter which severely limited the ability to move rigs and equipment in the field. As a result, the previously announced total number of 258 wells for 2007 could be at risk due to the delays the Company and its operating partners experienced from the weather in the basin. St. Mary plans to increase the number of operated rigs in the program beginning in August in an effort to meet the 2007 development plan for the program. Any potential shortfall in wells drilled in 2007 is not expected to impact the current year’s production forecast due to the dewatering time required for coalbed methane wells to begin gas production.

ARKLATEX REGION

From the Shreveport regional office, the Company successfully completed all 19 wells it drilled or participated in during the quarter. At quarter end, 13 wells were completing and five wells were drilling in the region.

Development continues on pace at Elm Grove Field, where four non-operated rigs are operating on acreage in which St. Mary has a working interest. Increased density drilling in Elm Grove Field on 20-acre spacing is moving ahead on adjacent acreage and the Company believes its acreage will be conducive to 20-acre development. At Terryville Field, which targets the Cotton Valley formation, activity has moved into the area of the field in which St. Mary has working interests. Two non-operated rigs are currently running on the Company’s acreage in the field.

The Company continues to be a leader in the James Lime horizontal carbonate play, where it has one operated rig and expects to add a second rig in August. At Spider Field, the Company completed the Johnson 1-1 Alt (SM 90% WI) during the quarter and the well had an initial ten day average rate of 5,000 MCFED. St. Mary is continuing to add leasehold throughout the James Lime trend.

Stephen Pugh has been appointed as a Senior Vice President of St. Mary and Regional Manager of the ArkLaTex region. He will succeed David Hart as head of the Company’s operations in Shreveport, Louisiana as Mr. Hart retires from St. Mary.

Mr. Pugh most recently was a Managing Director for Scotia Waterous in Houston. From 1989 to 2006, he held positions of increasing responsibility in engineering, operations, and business development at Burlington Resources, as well as its successor owner ConocoPhillips. He began his career in 1981 at Superior Oil after graduating with a degree in Petroleum Engineering from the University of Oklahoma.

PERMIAN REGION

The Permian region successfully completed all 33 wells attempted in the second quarter. At quarter end, 10 wells were completing and nine drilling operations were underway in the region.

The Sweetie Peck program continues to move ahead of schedule. The initial plan for Sweetie Peck was for four operated rigs to be running in the program area by year-end. The Company currently is operating four rigs in the play, with an additional rig scheduled to arrive in August. Through June 30, 2007, St. Mary has drilled or has initiated drilling on 21 wells in the play since it took over operations in February 2007. At quarter-end, Sweetie Peck was producing roughly 3,100 BOED net to the Company, which compares to 2,805 BOED net at the end of the first quarter of 2007 and 2,610 BOED net at year-end 2006. The Company continues to participate in a separate non-operated tight oil play targeting the same intervals as Sweetie Peck.

GULF COAST REGION

St. Mary was conducting or participating in the completion of eight wells and the drilling of two wells at the end of the quarter in the Gulf Coast region. The previously announced Clement #1 discovery well (SM 35% WI), was completed ahead of schedule and placed on production during the quarter. At quarter end, the well was producing at a rate of 9,100 MCFED. The Company had an exploratory dry hole at the Las Vegas prospect (SM 49% WI). St. Mary’s total expected exposure in this well is approximately $0.9 million.

The Gulf Coast is currently transitioning the operations of the recently acquired Catarina assets. The Company plans to operate one rig continually in the field. The Catarina Field targets the Olmos shallow gas formation in South Texas. The transaction closed on June 1, 2007, for $29.5 million.

Greg Leyendecker has been appointed as a Vice President of St. Mary and Regional Manager of the Gulf Coast region. Mr. Leyendecker had most recently been managing the Gulf Coast region on an interim basis. He joined St. Mary in late 2006 as Operations Manager for the Gulf Coast region. From 1980 through 2005, he worked at Unocal, and its successor owner Chevron, in technical and management positions of increasing responsibility. Mr. Leyendecker graduated from Texas A&I University with a degree in Natural Gas Engineering.

UPDATED FORECAST

The Company updates its forecast for the second quarter and full year of 2007 as follows:

	2nd Quarter	Year
Oil and gas production	25.0 - 27.0 BCFE	104.0 - 106.0 BCFE
Lease operating expenses,
including transportation	$1.36 - $1.40/MCFE	$1.40 - $1.48/MCFE
Production taxes	$0.55 - $0.59/MCFE	$0.58 - $0.62/MCFE
General and administrative	$0.49 - $0.53/MCFE	$0.46 - $0.50/MCFE
Depreciation, depletion & amort.	$2.15 - $2.20/MCFE	$2.20 - $2.25/MCFE
Exploration	$14.0 - $16.0 million

Non-cash (benefit) related to the change

in the Net Profits Plan liability	($1.0 – $2.0 million)

St. Mary estimates that its basis differential (the difference between estimated realized oil and gas prices, before hedging, and the applicable NYMEX prices) for the second quarter of 2007 will be $4.00 to $5.00 per barrel for oil and $0.40 to $0.50 per MCFE for gas.

EARNINGS CONFERENCE CALL

St. Mary is scheduled to release second quarter 2007 earnings after the close of trading on the NYSE on August 2, 2007. The teleconference call to discuss second quarter results is scheduled for August 3, 2007 at 8:00 am (MDT). The call participation number is 888-424-5231. A digital recording of the conference call will be available two hours after the completion of the call, 24 hours per day through August 17 at 800-642-1687, conference number 6480066. International participants can dial 706-634-6088 to take part in the conference call and can access a replay of the call at 706-645-9291, conference number 6480066. In addition, the call will be broadcast live at St. Mary’s website at www.stmaryland.com and the earnings press release and financial highlights attachment will be available before the call at www.stmaryland.com under “News-Press Releases.” An audio recording of the conference call will be available at that site through August 17.

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This release contains forward looking statements within the meaning of securities laws, including forecasts and projections. The words “will,” “believe,” ”budget,” “anticipate,” “intend,” “estimate,” “forecast,” ”plan” and “expect” and similar expressions are intended to identify forward looking statements. Although St. Mary believes the expectations and forecasts reflected in these statements are reasonable, it can give no assurance that they will prove to be correct. These statements involve known and unknown risks, which may cause St. Mary’s actual results to differ materially from results expressed or implied by the forward looking statements. These risks include such factors as the volatility and level of oil and natural gas prices, the availability of economically attractive exploration and development and property acquisition opportunities and any necessary financing, the uncertain nature of the expected benefits from the acquisition of oil and gas properties and the ability to successfully integrate acquisitions, lower prices realized on oil and gas sales resulting from our commodity price risk management activities, unsuccessful exploration and development drilling, the imprecise nature of estimating oil and natural gas reserves, uncertainties inherent in projecting future rates of production from drilling activities and acquisitions, drilling and operating service availability, uncertainties in cash flow, the financial strength of hedge contract counterparties, the negative impact that lower oil and natural gas prices could have on our ability to borrow, litigation, environmental matters, the potential impact of government regulations, and other such matters discussed in the “Risk Factors” section of St. Mary’s 2006 Annual Report on Form 10-K/A and subsequent Quarterly Reports on Form 10-Q filed with the SEC. Although St. Mary may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

PR-07-14

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